Exhibit 10.2
LCA-VISION, INC.
2001 LONG-TERM STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AND AGREEMENT
You have been awarded a restricted stock award under the LCA-Vision Inc. 2001 Long-Term Stock Incentive Plan (the “Plan”).
GRANT: LCA-Vision Inc., a Delaware corporation (the “Company”), hereby awards to you (the “Grantee” named below) restricted shares of the Company’s Common Stock, par value $.001 per share (“Shares”), subject to the forfeiture provisions and other terms of this Agreement. The Shares will be issued at no cost to you on the Vesting Date[s] set forth below, provided that you are employed by the Company or any of its subsidiaries on the [applicable] Vesting Date. Please read this Agreement carefully and return one copy as requested below. Unless otherwise provided in this Agreement, capitalized terms have the meanings specified in the Plan.
Grantee:                     No. of Shares:                     Grant Date:                     Vesting Dates:
VESTING: [All of the Shares will vest (become deliverable) on [date]] or [The Shares will vest (become deliverable) between the Grant Date and [last vesting date] with [% or number of shares] vesting on [dates]] or, if earlier, upon a Change of Control of the Company (the “Vesting Date”); subject, however, to the forfeiture provisions set forth below. If your employment terminates because of your death or incapacity, all the Shares issuable under this award will vest on your termination of employment. On [the][each] Vesting Date (or promptly thereafter), the Company will deliver to you a certificate representing the Shares which have vested on such date.
[NO] RIGHTS AS STOCKHOLDER PRIOR TO VESTING: Prior to [the][any] Vesting Date, you will have [no] rights as a stockholder of the Company with respect to the Shares to be issued on or after [the][that] Vesting Date.
[DIVIDEND EQUIVALENT: You will receive [cash] [shares of the Company’s Common Stock] in an amount equal to the dividends which would have been payable in respect of the Shares if they had been issued at the time of the Grant.]
FORFEITURE OF SHARES: In the event you cease to be employed by the Company, or by any of its subsidiaries for any reason (other than as a result of death) prior to [the] [any] Vesting Date, then all unvested Shares subject to this award will be forfeited as of the date of your termination of employment and any rights with respect to such forfeited Shares will immediately cease.
CONFIDENTIALITY: In consideration of your receipt of this award, you agree as follows:
(a) During your employment with the Company or by any of its subsidiaries, and after the termination of your employment, for any reason, voluntary or involuntary, you will hold in a fiduciary capacity for the benefit of the Company all information, knowledge or data relating to the Company or any of its subsidiaries and their respective businesses which the Company or any of its subsidiaries consider to be proprietary, trade secret or confidential that you obtain or have previously obtained during your employment by the Company or any of its subsidiaries and that is not public knowledge (other than as a result of your violation of this provision) (“Confidential Information”). You will not directly or indirectly use any Confidential Information for any purpose not associated with the activities of the Company or any of its subsidiaries, or communicate, divulge or disseminate Confidential Information to any person or entity not authorized by the Company or any of its subsidiaries to receive it at any time during or after your employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. At any time requested by the Company and immediately upon the termination of your employment, you shall return all copies of all documents and other materials in any form that constitute, contain, refer or relate to any Confidential Information.

(b) You understand and agree that the restrictions set forth above are reasonable and necessary to protect the legal interests of the Company. You further agree that the Company will be entitled to seek injunctive relief in the event of any actual or threatened breach of such restrictions, and you hereby consent to the exercise of personal jurisdiction and venue in a federal or state court of competent jurisdiction located in Hamilton County, Ohio. You understand and agree that this Agreement shall be construed and enforced in accordance with the laws of the state of Delaware applicable to contracts executed and performed therein. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted only to the extent necessary to make the remaining provisions of this Agreement enforceable.
TAXES: You must pay all applicable U.S. federal, state, local and foreign taxes resulting from the grant of this award and the issuance of the Shares upon any vesting of this award. The Company has the right to withhold all applicable taxes due upon the vesting of this award (by payroll deduction or otherwise) from the proceeds of this award or from future earnings (including salary, bonus or any other payments.) In advance of [the][each] Vesting Date you may elect to pay the withholding amounts due by surrendering to the Company a number of the Shares otherwise deliverable on that Vesting Date that have a fair market value on that Vesting Date equal to the amount of the payroll withholding taxes due.
CONDITIONS: This award is governed by and subject to the terms and conditions of the Plan, which contains important provisions of this award and forms a part of this Agreement. A copy of the Plan is being provided to you, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Your rights and obligations under this Agreement are also governed by and are subject to applicable U.S. laws and foreign laws.
AGREEMENT: To acknowledge your agreement to the terms and conditions of this award, please sign and return one copy of this Agreement to                                                            .

LCA-VISION INC.	Complete Grantee Information below:

By:

Name:	Home Address (including country):

Title:

Date Agreed To:

U.S. Social Security Number (if applicable)